Exhibit 5.1

May 10, 2007
Allied Waste Industries, Inc.
18500 North Allied Way
Phoenix, Arizona 85054

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: (212) 906-1200 Fax: (212) 751-4864
www.lw.com

FIRM / AFFILIATE OFFICES
Barcelona	New Jersey
Brussels	New York
Chicago	Northern Virginia
Frankfurt	Orange County
Hamburg	Paris
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London	San Francisco
Los Angeles	Shanghai
Madrid	Silicon Valley
Milan	Singapore
Moscow	Tokyo
Munich	Washington, D.C.

File No. 024896-0045

Re: Allied Waste Industries, Inc.
Ladies and Gentlemen:
     In connection with the sale by the Selling Stockholders (as defined below) of 32,764,897 shares (the “Shares”) of common stock of Allied Waste Industries, Inc., a Delaware corporation (the “Company”), par value $0.01 per share, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2006 (File No. 333-135092) (as so filed and as amended, the “Registration Statement”), a prospectus, dated June 16, 2006, included in the Registration Statement (the “Base Prospectus”), a prospectus supplement, dated May 7, 2007 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) under the Act (the Base Prospectus and the Prospectus Supplement together, the “Prospectus”), and an underwriting agreement, dated May 7, 2007, among Goldman, Sachs & Co., the selling stockholders named therein (the “Selling Stockholders”) and the Company, you have requested our opinion with respect to the matters set forth below. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the registration of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Allied Waste Industires, Inc.
May 10, 2007

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 10, 2007, and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP